EXHIBIT 10.3
[NUVASIVE, INC. LETTERHEAD]
May 23, 2006
Mr. Keith C. Valentine
4545 Towne Centre Court
San Diego, California 92121
     Re:     Amendment to Severance Provisions
Dear Keith,
     The purpose of this letter is to memorialize our understanding regarding the amendment of the terms of your offer letter with NuVasive, Inc. (the “Company”) dated January 20, 2004 (the “Offer Letter”). For purposes of this letter, the terms Involuntary Termination, Corporate Transaction and Service shall all have the same meaning set forth in the Company’s 1998 Stock Option/Stock Issuance Plan. The Offer Letter is amended as follows:
     1. In paragraph 1 of the Offer Letter (Involuntary Termination within 12 Months of Corporate Transaction), the term “one hundred percent (100%)” is hereby deleted and replaced with “one hundred fifty percent (150%)”.
     2. In paragraph 2 of the Offer Letter (Involuntary Termination beyond 12 Months of Corporate Transaction), the term “seventy-five percent (75%)” is hereby deleted and replaced with “one hundred percent (100%)”.
     3. In paragraph 3 of the Offer Letter (Severance), the term “seventy-five percent (75%)” is hereby deleted and replaced with “one hundred percent (100%)”.
     4. The following provisions are hereby added to the Offer Letter:
          (a) Vesting Acceleration at Corporate Transaction. Upon the closing of a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), fifty percent (50%) of your unvested stock (and options) will immediately vest; provided however, that this amount shall be one hundred percent (100%) in the event that your stock (and options) are not assumed in full as part of the Corporate Transaction.
          (b) Additional Vesting Acceleration following Corporate Transaction. If not otherwise fully vested, any remaining unvested stock (and options) shall fully vest upon the earlier of (a) your Involuntary Termination following a Corporate Transaction and (b) the date 12 months from the closing of the Corporate Transaction, (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time).
     Except as amended and set forth in this letter, the Offer Letter shall continue in full force and effect. The severance obligations and vesting acceleration set forth herein constitute the entirety of any severance obligation owed to you by the Company and any accelerated vesting to which you are entitled following a Corporate Transaction.
     For purposes of clarification, your employment with the Company will remain on an “at will” basis, meaning that (except for the obligations contemplated by the Offer Letter and this letter) either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of the Company authorized by the Company’s Board of Directors and you.

     This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Very truly yours,

NUVASIVE, INC.

By:	/s/ Alexis V. Lukianov

Alexis V. Lukianov
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Keith C. Valentine Keith C. Valentine

[NUVASIVE, INC. LETTERHEAD]
January 20, 2004
Mr. Keith Valentine
10065 Old Grove Road
San Diego, CA 92131
     Re:  Additional Severance and Retention Benefit
Dear Mr. Valentine:
     The purpose of this letter is to memorialize our understanding regarding the amendment of the terms of your original employment with the NuVasive, Inc. (the “Company”). For purposes of this letter, the terms Involuntary Termination, Corporate Transaction and Service shall have the meaning set forth in the Company’s 1998 Stock Option/Stock Issuance Plan (the “Plan”).
     1. Involuntary Termination within 12 Months of Corporate Transaction. Upon your Involuntary Termination within 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to one hundred percent (100%) of your compensation earned (including any bonus with respect to performance during) the most recently completed calendar year (“Compensation”).
     2. Involuntary Termination beyond 12 Months of Corporate Transaction. Upon your Involuntary Termination beginning 12 months following a Corporate Transaction (if, and only if, you are still providing Service to the Company or its successor, as applicable, at such time), the Company or its successor, as the case may be, shall pay you a cash payment equal to seventy-five percent (75%) of your Compensation.
     3. Severance. In the event of your Involuntarily Termination prior to a Corporate Transaction, in lieu of any other cash obligation, the Company shall pay you a cash payment. equal to seventy-five percent (75%) of your Compensation upon your execution of a release of all claims against the Company.
     4. Nonsolicitation. You agree that while providing Service to the Company and for one (1) year following the date upon which you cease to provide Service to the Company, you will not, either directly or through others solicit or attempt to solicit, or hire or attempt to hire, any person (including any entity) who is an employee, consultant or independent contractor of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.
     For purposes of clarification, your employment with the Company will remain on an “at will” basis, meaning that (except for the obligations contemplated by this letter or under the Plan) either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. These terms are in lieu of and replace the current terms of any existing severance obligations. The severance obligations set forth herein constitute the entirety of any severance obligation owed to you by the Company. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an officer of the Company authorized by the Company’s Board of Directors and you.

     This letter agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

Very truly yours,

NUVASIVE, INC.

By:	/s/ Alexis Lukianov

Alexis Lukianov,
President and CEO

AS ACCEPTED AND AGREED:

/s/ Keith Valentine Keith Valentine